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                                                                     Exhibit 5.1

                                 June 20, 2000

Accord Networks Ltd.
94 Derech Em Hamoshavot
P.O.B. 3654
Petach-Tikva 49130

     Re:  Accord Networks Ltd. (the "Company")
          Registration Statement on Form F-1

Ladies and Gentlemen:

     We refer to the registration statement on Form F-1, No. 333-33804 (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the proposed offering of 5,000,000 Ordinary Shares of the Company, NIS 0.01 nominal value each (the "Offering Shares"), to be issued and sold by the Company, as well as up to 750,000 Ordinary Shares, NIS 0.01 nominal value each, which may be sold pursuant to a 30-day over-allotment option (the "Over-Allotment Option") granted by the Company and by two selling shareholders to CIBC World Markets Corp., Dain Rauscher Incorporated, and U.S. Bancorp Piper Jaffray, Inc. (the "Over-Allotment Shares"). Of the Over-Allotment Shares, up to 653,000 Ordinary Shares may be issued and sold by the Company and up to 97,000 Ordinary Shares may be sold by two selling shareholders.

     As Israeli counsel for the Company, we have examined such corporate records, documents and such questions of Israeli law as we have considered necessary or appropriate for the purposes of this opinion.

     In giving this opinion, no opinion is expressed as to the laws of any jurisdiction other than the State of Israel.

     Based upon and subject to the foregoing, we are of the opinion that:

     1. the 5,653,000 Ordinary Shares to be issued and sold by the Company (inclusive of up to 653,000 Ordinary Shares to be issued and sold by the Company pursuant to the Over-Allotment Option) have been duly and validly authorized and, upon issuance and delivery against payment therefor, will be validly issued, fully paid and non-assessable.

     2. the up to 97,000 Ordinary Shares that may be sold by the selling shareholders pursuant to the Over-Allotment Option have been duly and validly authorized, and when sold will be validly issued, fully paid and non-assessable.
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     We consent to the filing of this opinion as an exhibit to the Registration
Statement and the references to this firm in the sections of the prospectus titled "Validity of Ordinary Shares" and "Enforceability of Civil Liabilities". This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Act.

                                      Very truly yours,

                                      /s/ David Cohen
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                                      Doron Cohen-David Cohen, Law Offices


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